Exhibit 10.8

ZASLAV STOCK DIVIDEND RELATED
EMPLOYEE SAR FORM

<Participant Full Name>

Dear <Participant First Name>,

On May 16, 2014, Discovery Communications, Inc. (the “Company”) declared a special dividend of shares of the Company's Series C Common Stock (the “Stock Dividend”) payable on August 6, 2014 (the “Dividend Date”) to holders of record of the Company's Series A Common Stock, Series B Common Stock and Series C Common Stock as of the close of business on July 28, 2014. You are the holder of an unexercised stock appreciation right (or “SAR”) dated <date> which gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series A Common Stock on the date the SAR was granted to you (the base price) and the value when the SAR is exercised (a “Series A Special SAR”). To maintain the value of your Series A Special SAR following the Dividend Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has determined it equitable and appropriate to adjust the Base Price per Share (as defined in the cover letter to your Series A Special SAR grant agreement (the “Grant Agreement”)) of your Series A Special SAR, consistent with the adjustment provisions of the Company equity plan under which your Series A Special SAR was granted. The Base Price per Share of your Series A Special SAR is now <new Base Price per Share>. The terms of your Series A Special SAR as documented in your Grant Agreement, including the payment terms applicable to your SAR, are otherwise unchanged and remain in full force and effect.

In addition, the Compensation Committee further determined it equitable and appropriate for the Company to adjust your Series A Special SAR by issuing you an additional SAR which gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series C Common Stock as of the Date of Grant of your Series A Special SAR and the value when the SAR is exercised, assuming that you satisfy the conditions of the Plan and the implementing agreement (a “Series C Special SAR”). Because this adjustment to your Series A Special SAR is intended to preserve the benefits or potential benefits of your Series A Special SAR immediately before the Dividend Date, the number of SAR shares granted under your Series C Special SAR is equal to the number of SAR shares underlying the unexercised portion of your Series A Special SAR as of the Dividend Date and the terms of your Series C Special SAR, including the Date of Grant, Base Price per Share (as adjusted and described above), and Scheduled Payment Dates, are otherwise identical to the terms of your existing Series A Special SAR. A Series C Special SAR cover letter (the “Series C Cover Letter”) is attached hereto. The Series C Special SAR documented in your Series C Cover Letter shall otherwise be subject to the same terms and provisions as are set forth in your Series A Special SAR Grant Agreement, and references to “Series A Common Stock” in the Grant Agreement shall mean “Series C Common Stock” for this purpose.

<Participant Full Name>

Dear <Participant First Name>

In connection with the special dividend by Discovery Communications, Inc. (the “Company”) of shares of its Series C Common Stock, and consistent with the adjustment provisions of the Company equity plan under which your Series A Special SAR (defined below) was granted, you have been given a stock appreciation right (or “SAR”). This stock appreciation right (the “Series C Special SAR”) gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series C Common Stock as of the Date of Grant (defined below) (the base price) and the value when the Series C Special SAR is exercised, assuming you satisfy the conditions of the Company equity plan (the “Plan”) under which this grant is made and the implementing agreement. The terms of this stock appreciation rights grant are the same as the terms of your stock appreciation rights grant dated <date> (the “Series A Special SAR”), after reduction for portions of that SAR that have already been exercised. As such, this Series C Special SAR is subject to the terms and conditions described in your Series A Special SAR grant agreement (the “Grant Agreement”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding the terms of your award are provided in your Grant Agreement and in the Plan.

SAR Grant Summary

Date of Grant	<Series A Special SAR Grant Date>
SAR Shares	<Number of SARS Underlying Unexercised Portion of Series A SAR>
Base Price per Share	<Base Price>
Scheduled Payment Dates
The number of SAR Shares equal to 25% of the original number of Series A Special SAR Shares shall be automatically exercised and paid within 60 days of any of the first, second, third, and fourth anniversaries of the Date of Grant that follow the Dividend Date.

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You have been granted a stock appreciation right with respect to a certain number of shares of Discovery Communications, Inc. Series C Common Stock at a specific price. The Date of Grant of your SAR is the same as the Date of Grant of your Series A Special SAR. The total number of shares under your grant is in the chart above under “SAR Shares” and is equal to the number of shares of the Company’s Series A Common Stock underlying the unexercised portion of your Series A Special SAR. The base price per share is under “Base Price per Share.”

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The potential value of your SAR increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

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The SAR will be automatically converted into cash payments in accordance with the schedule of Scheduled Payment Dates in the chart above, assuming you remain an employee of the Company (or as otherwise specified in the Grant Agreement) and subject to the terms of the Grant Agreement, with payment as provided in the Grant Agreement.